                                                                      EXHIBIT 40

MORGAN STANLEY DEAN WITTER

                                                   2725 SAND HILL ROAD
                                                   BUILDING C -- SUITE 200
                                                   MENLO PARK, CALIFORNIA 94025
                                                   (650) 234-5500

                                                                     May 1, 1999

Board of Directors
VLSI Technology, Inc.
1109 McKay Drive
San Jose, CA 95131

Members of the Board:

    We understand that VLSI Technology, Inc. ("VLSI" or the "Company"), Koninklijke Philips Electronics N.V. ("Philips") and KPE Acquisition Inc., a wholly owned subsidiary of Philips ("KPE"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 1, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $0.01 per share (the "Common Stock") of VLSI for $21.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into VLSI. Pursuant to the Merger, VLSI will become a wholly owned subsidiary of Philips and each outstanding share of Common Stock, par value $0.01 per share of VLSI, other than shares held in treasury or held by Philips or any affiliate of Philips or as to which dissenters' rights have been perfected, will be converted into the right to receive $21.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of Common Stock other than Philips and its affiliates.

    For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) reviewed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects and business strategy of the Company with senior executives of the Company;

     (v) reviewed the reported prices and trading activity for the Common Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (viii) participated in discussions and negotiations among representatives of the Company, Philips, certain other parties, and their financial and legal advisors;

VLSI Technology, Inc.
May 1, 1999
Page 2

     (ix) reviewed the draft Merger Agreement dated May 1, 1999; and

     (x) performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission. This opinion is not intended to be and shall not constitute a recommendation to any holder of Common Stock as to whether to tender shares of Common Stock pursuant to the Tender Offer, to accept the consideration to be provided in the Merger, or as to how such stockholder should vote on the Merger.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services to Philips on matters unrelated to VLSI and have received fees for the rendering of those services.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the such holders of Common Stock other than Philips and its affiliates.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:  /s/ CHARLES R. CORY
                                              ----------------------------------
                                              Charles R. Cory
                                              Managing Director